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                                                                     EXHIBIT 1.1

                     [Letterhead of Ryan, Beck & Co., Inc.]

                                  CONFIDENTIAL

October 13, 2004

Mr. Thomas R. Venables
President & Chief Executive Officer
Benjamin Franklin Bancorp, MHC
Benjamin Franklin Savings Bank
58 Main Street
Franklin, MA 02038

         Re: Mutual to Stock Conversion - Subscription Enhancement & Administrative Services

Dear Mr. Venables:

Ryan Beck & Co., Inc. ("RBCO") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between RBCO and Benjamin Franklin Bancorp, MHC, (the "Company"), and Benjamin Franklin Savings Bank (the "Bank") in connection with the proposed conversion of the Company to stock form and concurrent sale of common stock.

1.       BACKGROUND ON RYAN BECK

Ryan Beck & Co., Inc. was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. RBCO's Financial Institutions Group represents one of the largest such groups devoted solely to financial institution matters in the country.

2.       MUTUAL TO STOCK CONVERSION AND STOCK OFFERING

It is our understanding that the Company has signed a definitive agreement to acquire Chart Bank, A Cooperative Bank ("Chart") (the "Merger") contingent upon the Company's proposed conversion (the "Conversion") to a fully converted public company. (The Company in its pre-Conversion mutual form and post-Conversion stock form is referred to herein as the "Company"). In connection therewith, the Company's common stock (the "Common Stock") would be offered in a subscription offering with any remaining shares sold in a direct community offering and, if necessary, a syndicated community offering (collectively the "Offering"). If there are unsubscribed for shares after the depositor offering and the direct community offering, the Company may, in its discretion, determine to apply unsubscribed shares toward the stock portion of the merger consideration to be paid to Chart Bank's stockholders ("Adjusted Minimum Feature"). In connection with the Conversion and Offering, the Company's Board of Trustees would adopt a Plan of Conversion from Mutual to Stock

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 2

Form (the "Plan") whereby shares of Common Stock would be offered for sale in the Offering. In connection with the Offering, RBCO would propose to act as financial advisor to the Company with respect to the Plan and selling agent/manager with respect to the Offering of the shares of Common Stock in the Offering. Specific terms of services shall be set forth in a definitive agency agreement (the "Definitive Agreement") between RBCO and the Company to be executed on the date the offering document is declared effective by the appropriate regulatory authorities.

As previously disclosed to the Company, Ryan Beck is engaged to represent Chart as its financial advisor in the Merger. Under certain circumstances, pursuant to section 7.9 of the Agreement and Plan of Merger dated September 1, 2004 by and between the Company and Chart, Chart may be required to address any unsolicited bona fide written acquisition proposal(s) from a party(s) other than the Company. In such circumstances, Ryan Beck agrees not to counsel Chart or opine on the financial merits of any such competing offer. Chart would seek professional financial advice from a second independent financial advisor.

3.       SERVICES TO BE PROVIDED BY RYAN BECK

    a. Advisory Services - Thorough planning is essential to a successful offering. RBCO serves as lead coordinator of the financial advisory, marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, RBCO, will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:

      - Advise with respect to business planning issues in preparation for a public offering;

      - Advise with respect to the choice of charter and form of organization;

      -       Review and advise with respect to the Plan;

      - Review and provide input with respect to the Business Plan to be prepared in connection with the Offering;

      - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;

      - Review and provide comments to the Board of Trustees on the adequacy of the appraisal process;

      - Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;

      - Provide specifications and assistance in selecting data processing assistance, printer and other professionals;

      -       Develop an operating plan for the Stock Sale Center (the
              "Center");

      -       Provide a list of equipment and supplies needed for the Center;

      - Draft marketing materials including letters, brochures, slide show script and advertisements; and

      -       Assist in arranging market-makers for post-reorganization trading.

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 3

b. Administrative Services and Stock Sale Center Management - RBCO will manage all aspects of the Offering. A successful Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and NASD is essential. RBCO's experience in managing many thrift reorganizations and mutual holding company conversion offerings will minimize the burden on your management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Stock Sale Center centralizes all data and work effort relating to the Offering.

RBCO will supervise and administer the Center. We will train Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Center activities include the following:

          - Provide experienced on-site registered representatives to minimize disruption of day-to-day business;

          - Identify and organize space for the Center, the focal point of sales activity;

          - Administer the Center. All substantive stock related matters will be handled by employees of RBCO;

          - Prepare procedures for processing stock orders and cash, and for handling requests for information;

          - RBCO will outsource all Offering agent/data processing/transfer agent functions. The cost of such services will be borne by the Company and are subject to separate agreement. RBCO will provide the Company with the proposed agreements for such services prior to the execution of such agreements by RBCO or the Companies;

          - Provide scripts, training and guidance for the telephone team in the stock sales telemarketing effort;

          - Educate the Company's directors, officers and employees about the Conversion and Offering, their roles and relevant securities laws;

          - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;

          -   Train and supervise Center staff assisting with order processing;

          - Prepare daily sales reports for management and ensure funds received balance to such reports;

          - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

          -   Design and implement procedures for handling IRA and Keogh orders;
              and

          - Provide post-offering subscriber assistance and management of the pro-ration process.

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 4

c. Securities Marketing Services - RBCO uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Company.

         Our specific actions include:

         - Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Company from eligible prospects who have been targeted as likely and desirable stockholders;

         - Assist management in developing a list of potential investors who are viewed as priority prospects;

         - Respond to inquiries concerning the Offering and investment opportunities;

         - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offering while providing local exposure of the Company and promoting favorable stockholder relations;

         - Supervise and conduct a telemarketing campaign to identify prospects from among the Company's customer base;

         - Continually advise management on market conditions and the community's responsiveness to the Offering; and

         - If appropriate assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the Offering.

4.       COMPENSATION

a. A fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the Offering. No fee shall be payable pursuant to this subsection in connection with the sale of stock to (i) officers, Directors, employees or immediate family of such persons ("Insiders"); (ii) a charitable foundation associated with the Company; or (iii) qualified and non-qualified employee benefit plans of the Company or the Insiders. Also, no fee shall be payable on shares issued in connection with the acquisition of Chart, including shares issued as Adjusted Minimum shares.

b. For stock sold by a group of NASD member firms (which will include RBCO) pursuant to a syndicated community offering solely managed by RBCO (the "Selling Group"), a fee equal to one percent (1.00%), which fee along with the fee payable directly by the Company to selected dealers shall not exceed six percent (6.00%) in the aggregate. In consultation with RBCO, the Company shall be authorized to determine which NASD member firms participate in the syndicated

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 5

      community offering and the extent of their participation. RBCO will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Company.

      Unless otherwise stated all fees described in subparagraphs a and b above are to be paid to RBCO at the closing of the Conversion. If, pursuant to a resolicitation undertaken by the Company, RBCO is required to provide significant additional services, the parties shall mutually agree to the dollar amount of the additional compensation due (if any).

c. The term of this engagement shall be for a period of one year, unless RBCO's services are terminated earlier by the Company or RBCO at any time with or without cause effective upon receipt of written notice to that effect.

d. If, after adoption of the Plan, (i) the Plan is abandoned or terminated by the Company; (ii) the Offering is not consummated by September 30, 2005;
      (iii) RBCO terminates this relationship because there has been a material adverse change in the financial condition or operations of the Company since June 30, 2004; or (iv) immediately prior to commencement of the Offering, RBCO terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Company hereby contemplated inadvisable; RBCO shall not be entitled to the fees set forth above under subparagraphs a and b, but shall be entitled to receive the reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below.

5.       MARKET MAKING

RBCO agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering.

6.       DOCUMENTS

The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Company's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Company and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Company's financial advisor, RBCO will in conjunction with counsel, conduct an examination of the relevant documents and records of the Company and the Bank and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Company and the Bank agree to make all such documents, records and other information deemed necessary by RBCO, or its counsel, available to them upon reasonable request. RBCO's counsel will prepare, subject to the approval of the Company's counsel, the Definitive Agreement. RBCO's counsel shall be selected by RBCO, subject to the approval of the Company.

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 6

7.       EXPENSES AND REIMBURSEMENT

The Company and the Bank will bear all of its expenses in connection with the Conversion and the Offering of the Common Stock including, but not limited to, the Company's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, "road show" expenses, syndicate related expenses, temporary personnel expenses and the preparation of stock certificates. In the event RBCO incurs such expenses on behalf of the Company or the Bank, the Company shall pay or reimburse RBCO for such reasonable fees and expenses regardless of whether the Conversion is successfully completed. RBCO will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Company.

The Company also agrees to reimburse RBCO for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by RBCO in connection with the services contemplated hereunder. RBCO will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $75,000 without the approval of the Company. RBCO will not incur reimbursable direct out of pocket expenses in excess of $25,000 without the consent of the Company. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Company and RBCO in the event of any material delay in the Offering which would require an update of the financial information in tabular form contained in the prospectus for a period later than that set forth in the original Prospectus filing. Not later than three days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.       BLUE SKY

To the extent required by applicable state law, RBCO and the Company will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Company to the law firm furnishing such legal work. The Company will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including RBCO's participation therein and shall furnish RBCO a copy thereof addressed to RBCO or upon which such counsel shall state RBCO may rely.

9.       AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Company, RBCO will make available for a period of 1 year following the completion of the Offering, advisory services through the RBCO Strategic Advisory Services ("STARS") program. Fred Schluter will serve as the senior relationship manager for this program. If the Company elects to avail itself of the STARS program, RBCO will meet with the Company at its request. RBCO also will provide opinions and recommendations, upon request, for the areas covered below:

         Valuation Analysis
         Merger and Acquisition Planning and Analysis

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 7

         Merger and Acquisition Trends
         Planning, Forecasting & Competitive Strategy
         Capital, Asset & Liability Structure & Management
         Stock Repurchase Programs
         Dividend Policy
         Dividend Reinvestment Programs
         Market Development and Sponsorship of Bank Securities
         Financial Disclosure
         Financial Relations
         Financial Reports
         Branch Sales and Purchases
         Stock Benefit Plan Analysis and Advisory
         Stockholder & Investor Relations Presentations & Programs Fairness Opinions
         Scanning of Potential Acquisition Candidates
           Based on Published Statement Information

                  (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under RBCO's normal fee schedule, and does not include retention of RBCO by the Company for any specific merger/acquisition situation.)

If the Company elects to utilize the STARS program RBCO will waive the regular retainer fee and hourly charges for this program for the first year. The Company also will reimburse RBCO's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. RBCO will not incur any single expense in excess of $2,000 pursuant to this paragraph without the prior approval of the Company.

10.      INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Company and the Bank also agree to defend, indemnify and hold harmless RBCO and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to RBCO's own bad faith, willful misconduct or gross negligence.

11.      CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to RBCO by the Company or the Bank or Chart Bank, unless publicly available or otherwise available to RBCO without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by RBCO in confidence and will not be disclosed to anyone other than RBCO's agents without the Company's or Chart Bank's, as applicable, prior approval or

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 8

used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, RBCO shall promptly deliver to the Company or Chart Bank, as applicable, all materials specifically produced for it and will return to the Company and Chart Bank, as applicable, all Confidential Information provided to RBCO during the course of its engagement hereunder.

12.      NASD MATTERS

RBCO has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Offering. The Company and the Bank agree to cooperate with RBCO and provide such information as may be necessary for RBCO to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Offering. RBCO is and will remain through completion of the Offering a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.      OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While RBCO, the Company and the Bank agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between RBCO, the Company and the Bank shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification;
      (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of RBCO to enter into the Definitive Agreement shall be subject to there being, in RBCO's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Company or the Bank; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Company hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.

14.      INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Company and the Bank acknowledge and agree that they are a sophisticated business enterprises and that RBCO has been retained pursuant to this Agreement to act as financial advisor to the Company and the Bank solely with respect to the matters set forth herein. In such capacity, RBCO shall act as an independent contractor, and any duties of RBCO arising out of this engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company and the Bank. Each party disclaims any intention to impose any fiduciary duty on the other.

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Mr. Thomas R. Venables
Benjamin Franklin Bancorp, MHC
Page 9

15.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the Commonwealth of Massachusetts.

16.      WAIVER OF TRAIL BY JURY

EACH OF RBCO AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

RYAN BECK & CO., INC.

BY: __________________________________
    Robin P. Suskind
    Managing Director

Accepted and Agreed to This _____ Day of October, 2004

BENJAMIN FRANKLIN BANCORP, MHC

BY: _________________________________
    Thomas R. Venables
    President & Chief Executive Officer

BENJAMIN FRANKLIN SAVINGS BANK

BY: ________________________________
    Thomas R. Venables
    President & Chief Executive Officer